O S H K O S H    T R U C K    C O R P O R A T I O N

For more information contact:	Financial:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Ann Stawski
Vice President, Marketing Communications
(920) 966-5959

OSHKOSH CORPORATION REPORTS RECORD SECOND
QUARTER EPS UP 42.6 PERCENT TO $0.97

Reaffirms Fiscal 2008 EPS Estimate Range of $4.15 — $4.35

Announces Third Quarter EPS Estimate Range of $1.40 — $1.50

        OSHKOSH, WI (May 1, 2008) – Oshkosh Corporation [NYSE: OSK], a leading manufacturer of specialty vehicles and vehicle bodies, today reported that, for its second quarter of fiscal 2008, earnings per share (EPS) was $0.97, on sales of $1.8 billion and net income of $72.6 million. These results compare with EPS of $0.68 on sales of $1.7 billion and net income of $50.9 million for the comparable prior year quarter. Oshkosh’s EPS exceeded the Company’s most recent earnings estimate range for the second quarter of $0.85 — $0.90.

        “We are pleased to be reporting sales and EPS records for an Oshkosh Corporation second fiscal quarter. While we faced some significant challenges in several of our markets, their effects were overcome by sharply higher sales in global markets for our JLG access equipment business as well as an on-going need for defense vehicles built by Oshkosh,” commented Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer.

        “Strong penetration in markets outside North America with our access equipment customers bolsters our perspective as we move forward. Furthermore, our defense segment has benefited from substantial requirements for our heavy tactical vehicles. We expect this demand to continue solidly for the foreseeable future as there is an on-going need for these logistics workhorses.

        “The outlook for both our access equipment and defense segments gives us confidence in maintaining our full year EPS estimate range of $4.15 to $4.35 for fiscal 2008,” added Bohn.

        “The results in our commercial segment in the second quarter were below our expectations due largely to weak U.S. residential construction, the effects of a pre-buy of equipment prior to the 2007 diesel engine emissions standards changes and inefficiencies related to the consolidation of facilities at our European refuse collection vehicle business. We expect market conditions in the U.S. to remain weak during the fiscal year and we do not expect results for this segment to improve significantly until either residential construction strengthens or until pre-buy activity begins ahead of the 2010 diesel engine emissions standards changes next fiscal year.

        “While these conditions and recent raw material cost pressures created significant challenges, we are confident in our business model. Our products are leaders in their markets, and they provide us with competitive advantages that are invaluable in tough times. We are investing in product and process improvements that we expect will strengthen our value proposition with customers. We are also continuing our commitment to cost reductions and expanding globally. These actions form the foundation of our optimism at Oshkosh and are intended to keep growing our company now and in the future,” stated Bohn.

        Sales in the second quarter of fiscal 2008 increased $111.9 million, or 6.7 percent, compared to last year’s second quarter. The increase was primarily attributable to higher sales in the defense segment and strong international access equipment sales, offset in part by lower sales in the commercial and fire & emergency segments due to the weak U.S. economy, including sharply lower residential construction.

        Second quarter operating income increased 24.8 percent to $168.2 million, or 9.5 percent of sales. The increase in operating income was primarily related to strong performance in the access equipment segment and, to a lesser extent, the defense segment. This increase was offset in part by lower operating income in the commercial and fire & emergency segments as a result of lower sales, and increased corporate expenses largely due to higher personnel costs and information technology spending to support the Company’s growth objectives and increased stock-based compensation expense.

        Factors affecting second quarter results for the Company’s business segments included:

        Access Equipment – Access equipment segment sales increased 14.9 percent to $813.1 million for the second quarter due to substantially higher shipments internationally and favorable foreign exchange rates, offset in part by lower sales in North America. Sales outside of North America nearly doubled over the comparable prior year quarter while sales in North America declined nearly 20% as a result of the weak U.S. economy, including lower sales to large rental customers, due in part to smaller, but more frequent orders spread out over the year.

        Operating income in the second quarter increased 132.5 percent to $123.6 million, or 15.2 percent of sales, compared to the prior year quarter operating income of $53.2 million, or 7.5 percent of sales. Operating income in the second quarter benefited from higher sales, favorable product and customer mix and favorable foreign exchange rates. Also, prior year second quarter results included a charge of $8.5 million related to expensing the revaluation of inventory at the acquisition date of JLG Industries, Inc. (JLG).

        Defense – Defense segment sales increased 47.3 percent to $450.8 million for the quarter compared to the prior year second quarter due to an increase in sales of heavy-payload tactical vehicles and higher parts & service sales. Parts & service sales rebounded in the second quarter due to higher armor kit shipments.

        Operating income in the second quarter increased 13.0 percent to $59.7 million, or 13.2 percent of sales, compared to the prior year second quarter operating income of $52.8 million, or 17.3 percent of sales. The decrease in operating income as a percent of sales compared to the prior year quarter reflected a higher mix of lower-margin truck sales, lower margins on truck contract renewals, inefficiencies on a service contract and higher bid and proposal costs.

        Fire & Emergency – Fire & emergency segment sales decreased 7.4 percent to $272.3 million for the quarter compared to the prior year quarter. The decrease in sales reflected weaker demand for towing and recovery equipment as well as mobile medical trailers and broadcast vehicles and a shift in the timing of international fire apparatus sales into the second half of fiscal 2008. The towing and recovery equipment vehicle market has been negatively impacted by lower demand as a result of rising fuel prices and uncertainty in the U.S. economy. A reduction in medical procedure reimbursement rates has had a negative effect on sales of mobile medical trailers.

        Operating income was down 25.6 percent in the second quarter to $20.6 million, or 7.6 percent of sales, compared to the prior year quarter operating income of $27.6 million, or 9.4 percent of sales. The decrease in operating income during the second quarter was due mainly to lower sales.

        Commercial – Commercial segment sales decreased 30.7 percent to $250.9 million in the second quarter compared to the prior year quarter. The segment had an operating loss of $5.5 million, or (2.2) percent of sales, compared to operating income of $22.1 million, or 6.1 percent of sales, in the prior year quarter. The commercial segment concrete placement business has experienced significantly lower demand for vehicles and vehicle bodies in North America as a result of lower residential construction activity in the U.S. combined with the aftereffects of the 2007 diesel engine emissions standards changes. The Company’s European refuse collection vehicle operations sustained an operating loss of $8.6 million in the second quarter of fiscal 2008, as compared to a loss of $6.2 million in the prior year quarter. The increase in the loss as compared to the prior year quarter related primarily to charges associated with a previously announced facility rationalization plan and associated inefficiencies with the start-up of production of Norba-branded products in The Netherlands, along with an unfavorable foreign exchange rate that resulted in a larger loss when translated into U.S. dollars.

        Corporate and other – Operating expenses and inter-segment profit elimination increased $9.3 million to $30.2 million for the second quarter compared to the prior year quarter. The increase was largely due to higher personnel costs and information technology spending to support the Company’s growth objectives and increased stock-based compensation expense.

        Interest expense net of interest income decreased $7.5 million to $53.5 million compared to the prior year quarter, largely as a result of lower interest rates and the repayment of borrowings incurred in connection with the JLG acquisition. Total debt remained at $3.1 billion at the end of the second quarter, consistent with debt levels at December 31, 2007.

        The provision for income taxes in the second quarter increased to 36.7 percent of pre-tax income compared to 36.0 percent of pre-tax income in the prior year second quarter. The higher effective tax rate reflects increased provisions for discrete items in the quarter.

Six-month Results

        The Company reported that EPS increased 19.5 percent to $1.47 for the first six months of fiscal 2008 on sales of $3.3 billion and net income of $109.9 million, compared to $1.23 for the first six months of fiscal 2007 on sales of $2.7 billion and net income of $92.1 million. JLG was included in the Company’s operations for the entire six months of fiscal 2008 compared to only four months in the prior year following the December 2006 acquisition of JLG. Strong international sales at JLG and increased defense segment sales also contributed to current year sales increases compared to the prior year, while the commercial segment experienced a significant decline in sales due to lower demand for vehicles and vehicle bodies in North America generally as a result of lower residential construction activity in the U.S. combined with the aftereffects of the 2007 diesel engine emissions standards changes.

        Operating income increased 27.4 percent to $278.1 million, or 8.5 percent of sales, in the first six months of fiscal 2008 compared to $218.4 million, or 8.2 percent of sales, in the first six months of fiscal 2007. Increased operating income compared to the prior year was driven primarily by the inclusion of JLG results for a full six months in fiscal 2008 and increased defense segments sales, offset in part by lower earnings in the commercial and fire & emergency segments due to the weak U.S. economy and higher corporate costs largely due to higher personnel costs and information technology spending to support the Company’s growth objectives and increased stock-based compensation expense.

Fiscal 2008 Estimates

        The Company reaffirmed its fiscal 2008 EPS estimate range of $4.15 to $4.35 compared to EPS of $3.58 in fiscal 2007. The Company expects its third quarter EPS to be in the range of $1.40 to $1.50. These estimates reflect the Company’s performance in the first half of the year, anticipated continued strong performance in the access equipment and defense segments and an improvement in the effective income tax rate, offset by weaker economic conditions negatively impacting the commercial segment and, to a lesser extent, the fire & emergency segment. These estimates do not include any potential additional development costs in the event of a Joint Light Tactical Vehicle Technology Development contract award to the Company and its teaming partner in either the third or fourth quarters of fiscal 2008.

Dividend Announcement

        Oshkosh Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable May 23, 2008, to shareholders of record as of May 15, 2008.

        The Company will comment on second quarter earnings and expectations for the remainder of fiscal 2008 during a conference call at 9:00 a.m. EDT this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, investors should go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow the instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

        Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire & emergency vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire & emergency units, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the Company’s ability to turn around its Geesink Norba Group business sufficiently to support its current valuation resulting in no impairment charge; the consequences of financial leverage associated with the JLG acquisition; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a recession, which many believe the U.S. has already entered; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; risks related to reductions in government expenditures and the uncertainty of government contracts; risks associated with international operations and sales, including foreign currency fluctuations; risks related to the collectibility of access equipment receivables; the Company’s ability to offset rising steel costs through cost decreases or product selling price increases; and the potential for increased costs relating to compliance with changes in laws and regulations. In addition, the Company’s expectations for fiscal 2008 are based in part on certain assumptions made by the Company, including without limitation, the Company’s ability to turn around the Geesink Norba Group business sufficiently to support its current valuation resulting in no impairment charges; the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates; the performance of the U.S. economy, which many believe is already in a recession, and European economies, which could move into recession; the Company’s spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at JLG, McNeilus, the Geesink Norba Group and Medtec; the Company’s ability to offset rising steel costs through cost decreases or product selling price increases; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; the Company’s estimates of the impact of changing legislation on capital spending of mobile medical providers; the availability of defense truck carcasses for remanufacturing; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the Logistics Vehicle System Replacement contract and international defense truck contracts; the Company’s ability to produce defense trucks at increased levels in fiscal 2008; the Company’s estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire & emergency and refuse collection vehicles, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; anticipated levels of capital expenditures by the Company; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options, performance share awards, bad debts, personnel and other raw materials; the Company’s estimates for debt levels, interest rates, foreign exchange rates, working capital needs and effective tax rates; and that the Company does not complete any acquisitions in the short term. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
	(In millions, except per share amounts)
Net sales	$1,772.6	$1,660.7	$3,272.5	$2,667.5
Cost of sales	1,449.5	1,386.4	2,697.4	2,220.5

Gross income	323.1	274.3	575.1	447.0
Operating expenses:
Selling, general and administrative	138.2	120.8	261.6	202.8
Amortization of purchased intangibles	16.7	18.7	35.4	25.8

Total operating expenses	154.9	139.5	297.0	228.6

Operating income	168.2	134.8	278.1	218.4
Other income (expense):
Interest expense	(55.0)	(63.1)	(111.3)	(83.9)
Interest income	1.5	2.1	3.3	2.8
Miscellaneous, net	(3.5)	0.8	(5.6)	0.5

	(57.0)	(60.2)	(113.6)	(80.6)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	111.2	74.6	164.5	137.8
Provision for income taxes	40.8	26.8	58.9	49.6

Income before equity in earnings of
unconsolidated affiliates and
minority interest	70.4	47.8	105.6	88.2
Equity in earnings of unconsolidated
affiliates, net of income taxes	1.9	2.9	3.7	3.9
Minority interest, net of income taxes	0.3	0.2	0.6	--

Net income	$72.6	$50.9	$109.9	$92.1

Earnings per share
Basic	$0.98	$0.69	$1.49	$1.25
Diluted	$0.97	$0.68	$1.47	$1.23
Basic weighted average shares outstanding	73.9	73.5	73.9	73.5
Effect of dilutive stock options and
incentive compensation awards	1.0	1.3	1.0	1.2

Diluted weighted average shares outstanding	74.9	74.8	74.9	74.7

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2008	September 30, 2007
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$52.0	$75.2
Receivables, net	1,034.8	1,076.2
Inventories, net	1,168.3	909.5
Deferred income taxes	80.4	77.5
Other current assets	37.8	56.5

Total current assets	2,373.3	2,194.9
Investment in unconsolidated affiliates	39.8	35.1
Property, plant and equipment	706.7	667.3
Less accumulated depreciation	(265.3)	(237.7)

Property, plant and equipment, net	441.4	429.6
Goodwill, net	2,511.6	2,435.4
Purchased intangible assets, net	1,130.7	1,162.1
Other long-term assets	161.2	142.7

Total assets	$6,658.0	$6,399.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$117.6	$81.5
Accounts payable	689.8	628.1
Customer advances	324.0	338.0
Payroll-related obligations	104.0	105.0
Income taxes payable	8.7	64.0
Accrued warranty	84.0	88.2
Other current liabilities	252.9	243.2

Total current liabilities	1,581.0	1,548.0
Long-term debt, less current maturities	2,937.5	2,975.6
Deferred income taxes	321.2	340.1
Other long-term liabilities	246.5	138.7
Commitments and contingencies
Minority interest	3.6	3.8
Shareholders’ equity	1,568.2	1,393.6

Total liabilities and shareholders’ equity	$6,658.0	$6,399.8

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2008	2007
	(In millions)
Operating activities:
Net income	$109.9	$92.1
Non-cash and other adjustments	66.2	52.2
Changes in operating assets and liabilities	(149.2)	101.1

Net cash provided by operating activities	26.9	245.4
Investing activities:
Acquisition of businesses, net of cash acquired	--	(3,140.4)
Additions to property, plant and equipment	(44.7)	(26.2)
Additions to equipment held for rental	(8.5)	(14.6)
Proceeds from sale of property, plant and equipment	2.7	0.5
Proceeds from sale of equipment held for rental	6.4	1.8
Distribution of capital from unconsolidated affiliates	--	1.5
Decrease in other long-term assets	0.1	0.4

Net cash used by investing activities	(44.0)	(3,177.0)
Financing activities:
Proceeds from issuance of long-term debt	--	3,100.0
Debt issuance costs	--	(34.9)
Repayment of long-term debt	(0.6)	(19.5)
Net repayments under revolving credit facility	(1.3)	(81.8)
Proceeds from exercise of stock options	4.3	4.0
Excess tax benefits from stock-based compensation	2.8	3.4
Dividends paid	(14.8)	(14.8)

Net cash (used) provided by financing activities	(9.6)	2,956.4
Effect of exchange rate changes on cash	3.5	--

(Decrease) increase in cash and cash equivalents	(23.2)	24.8
Cash and cash equivalents at beginning of period	75.2	22.0

Cash and cash equivalents at end of period	$52.0	$46.8

Supplementary disclosure:
Depreciation and amortization	$76.2	$55.8

OSHKOSH CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
	(In millions)
Net sales:
Access equipment	$813.1	$707.9	$1,423.6	$825.6
Defense	450.8	306.0	849.1	617.7
Fire & emergency	272.3	294.2	544.9	560.2
Commercial	250.9	361.9	481.3	680.9
Intersegment eliminations	(14.5)	(9.3)	(26.4)	(16.9)

Consolidated	$1,772.6	$1,660.7	$3,272.5	$2,667.5

Operating income (loss):
Access equipment	$123.6	$53.2	$184.7	$55.6
Defense	59.7	52.8	123.6	107.4
Fire & emergency	20.6	27.6	42.8	52.2
Commercial	(5.5)	22.1	(15.7)	42.9
Corporate and other	(30.2)	(20.9)	(57.3)	(39.7)

Consolidated	$168.2	$134.8	$278.1	$218.4

	March 31,
	2008	2007
	(In millions)
Period-end backlog:
Access equipment	$905.6	$1,289.5
Defense	1,508.0	1,726.1
Fire & emergency	624.7	637.0
Commercial	248.1	296.6

Consolidated	$3,286.4	$3,949.2

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